Exhibit 4(b)(x)(4)


                         THE MASTERS' SELECT VALUE FUND
                        MASTERS' SELECT INVESTMENT TRUST
                        INVESTMENT SUB-ADVISORY AGREEMENT

THIS INVESTMENT SUB-ADVISORY AGREEMENT is made as of the ___ day of ____2000 by and between LITMAN/GREGORY FUND ADVISORS, LLC (hereinafter called the "Advisor") and Franklin Mutual Advisers, LLC (hereinafter called "Sub-Advisor").

                                   WITNESSETH:

          WHEREAS, the Advisor has been retained as the investment advisor to The Masters' Select Value Fund (the "Fund"), a series of Masters' Select Funds Trust (the "Trust"), an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

          WHEREAS, the Advisor has been authorized by the Trust to retain one or more investment advisors (each an "investment manager") to serve as portfolio managers for specified portions of the Fund's assets; and

          WHEREAS, Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and is engaged in the business of supplying investment advisory services as an independent contractor; and

          WHEREAS, the Fund and the Advisor desire to retain Sub-Advisor pursuant to the terms and provisions of this Agreement as an investment manager to render portfolio advice and services to the Fund with respect to a portion of the Fund's assets to be specified by the Advisor and subject to periodic increases or decreases at the Advisor's sole discretion (the "Allocated Portion"), and Sub-Advisor desires to furnish said advice and services; and

          WHEREAS, the Trust and the Fund are third party beneficiaries of such arrangements;

          NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, which shall include the Trust on behalf of the Fund for purposes of the indemnification provisions of section 11 hereof, intending to be legally bound hereby, mutually agree as follows:

     1. APPOINTMENT OF SUB-ADVISOR.

          (a) The Advisor hereby employs Sub-Advisor, and Sub-Advisor hereby accepts such employment, to render investment advice and related services with respect to the Allocated Portion for the period and on the terms set forth in this Agreement. Subject only to the supervision and direction of the Advisor and

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the Trust's Board of Trustees, the Sub-Advisor shall have sole and exclusive discretion in all determinations with respect to the purchasing and selling of assets comprising the Allocated Portion and in voting and exercising all other rights appertaining to such assets on behalf of the Fund, and shall take all such steps as may be necessary to implement those determinations.

          (b) Sub-Advisor's employment shall be solely with respect to the Allocated Portion.

     2. DUTIES OF SUB-ADVISOR.

          (a) GENERAL DUTIES.

          (i) Sub-Advisor shall act as one of several investment managers to the Fund and shall invest the Allocated Portion in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund's and the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws; the Fund's prospectus, statement of additional information and undertakings; and such other limitations, policies and procedures as the Advisor or the Trustees of the Trust may impose from time to time in writing to Sub-Advisor. In providing such services, Sub-Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, and other applicable law. Advisor shall provide to Sub-Advisor such information with respect to the Fund such that Sub-Advisor will be able to maintain compliance with applicable regulations, laws, policies, and restrictions with respect to the Allocated Portion.

          (ii) Without limiting the generality of the foregoing, Sub-Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Allocated Portion, (ii) effect the purchase and sale of portfolio securities for the Allocated Portion; (iii) determine that portion of the Allocated Portion that will remain uninvested, if any; (iv) manage and oversee the investments of the Allocated Portion, subject to the ultimate supervision and direction of the Trust's Board of Trustees; (v) vote proxies, file required ownership reports, and take other actions with respect to the securities in the Allocated Portion; (vi) maintain the books and records required to be maintained with respect to the securities in the Allocated Portion; (vii) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund's assets which are mutually agreed upon by the parties; and (viii) render to the Trust's Board of Trustees such periodic and special reports with respect to the Allocated Portion as are mutually agreed upon by the parties.

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          (b) BROKERAGE.

          (i) With respect to the Allocated Portion, Sub-Advisor shall be responsible for broker-dealer selection and for negotiation of brokerage commission rates. Sub-Advisor may direct orders to an affiliated person of the Sub-Advisor or to any other broker-dealer who has been identified by the Advisor to the Sub-Advisor as an affiliate of any other investment manager without prior authorization to use such affiliated broker or dealer by the Trust's Board of Trustees, provided that Sub-Advisor does so in a manner consistent with Sections 17(a) and 17(e) of the Investment Company Act, Rule 17e-1 thereunder and the Rule 17e-1 procedures adopted by the Trust (a copy of which shall by provided by the Advisor). Sub-Advisor's primary consideration in effecting a securities transaction will be best execution . In selecting a broker-dealer to execute each particular transaction, Sub-Advisor may consider, among others, the following factors: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis. The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

          (ii) Subject to such policies as the Advisor and the Board of Trustees of the Trust may determine, Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or Sub-Advisor's or Advisor's overall responsibilities with respect to the Fund. Sub-Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Trust, the Advisor, any affiliate of either, or the Sub-Advisor. Such allocation shall be in such amounts and proportions as Sub-Advisor shall determine, and Sub-Advisor shall report on such allocations regularly to the Advisor and the Trust, indicating the broker-dealers to whom such allocations have been made and the basis therefor. Sub-Advisor is also authorized to consider sales of shares of the Fund as a factor in the selection of brokers or dealers to execute portfolio transactions, subject to the requirements of best execution, I.E., that such brokers or dealers are able to execute the order promptly and at the best obtainable securities price.

          (iii) On occasions when Sub-Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-Advisor, Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses

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incurred in the transaction, will be made by Sub-Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

     3. REPRESENTATIONS OF SUB-ADVISOR.

          (a) Sub-Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

          (b) Sub-Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

          (c) Sub-Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act and any other applicable state and/or self-regulatory organization regulations.

          (d) Sub-Advisor shall be covered by errors and omissions insurance. The company self-retention or deductible shall not exceed reasonable and customary standards, and Sub-Advisor agrees to notify Advisor in the event the aggregate coverage of such insurance in any annual period is reduced below $10,000,000.

     4. INDEPENDENT CONTRACTOR. Sub-Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust, the Fund, or the Advisor in any way, or in any way be deemed, except as specified herein, an agent for the Trust, the Fund, or the Advisor. Notwithstanding the preceding, the Sub-Advisor is expressly authorized to act as an agent for the Fund to establish accounts or enter into agreements necessary to effect investments of any part of the Allocated Portion on behalf of the Fund. It is expressly understood and agreed that the services to be rendered by Sub-Advisor to the Fund under the provisions of this Agreement are not to be deemed exclusive, and Sub-Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     5. SUB-ADVISOR'S PERSONNEL. Sub-Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of Sub-Advisor shall be deemed to include persons employed or retained by Sub-Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice, and assistance as Sub-Advisor, the Advisor or the Trust's Board of Trustees may desire and reasonably request.

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     6. EXPENSES.

          (a) Sub-Advisor shall be responsible for (i) providing the personnel, office space, and equipment reasonably necessary to fulfill its obligations under this Agreement.

          (b) In the event this Agreement is terminated by an assignment in the nature of a change of control of Sub-Advisor as contemplated by Section 14(b) hereof, and the parties agree to enter into a new agreement, Sub-Advisor shall be responsible for (i) the costs of any special notifications to the Fund's shareholders and any special meetings of the Trust's Board of Trustees convened for the primary benefit of Sub-Advisor, or (ii) its fair share of the costs of any special meetings required for the benefit of Sub-Advisor as well as for other purposes.

          (c) Sub-Advisor voluntarily may absorb certain Fund expenses or waive some or all of Sub-Advisor's reimbursement of expenses.

          (d) To the extent Sub-Advisor incurs any costs by assuming expenses which are an obligation of the Advisor or the Fund, the Advisor or the Fund shall promptly reimburse the Sub-Advisor for such costs and expenses. To the extent Sub-Advisor performs services for which the Fund or the Advisor is obligated to pay, Sub-Advisor shall be entitled to prompt reimbursement in an amount not exceeding Sub-Advisor's actual costs for providing such services.

     7. INVESTMENT SUB-ADVISORY FEE.

          (a) The Advisor shall pay to Sub-Advisor, and Sub-Advisor agrees to accept, as full compensation for all investment advisory services furnished or provided to the Fund pursuant to this Agreement, an annual sub-advisory fee based on the Allocated Portion, as such Allocated Portion may be adjusted from time to time. Such fee shall be equal to 0.65% of the average daily net assets of the Fund attributable to the Allocated Portion, all computed on the value of such net assets as of the close of business each day.

          (b) The sub-advisory fee shall be paid by the Advisor to Sub-Advisor monthly in arrears by the tenth business day of each month.

          (c) The initial fee under this Agreement shall be payable on the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to Sub-Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a

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complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

          (d) The fee payable to Sub-Advisor under this Agreement will be reduced to the extent of any receivable acknowledged by the Sub-Advisor as being owed to the Advisor or the Fund by the Sub Advisor.

          (e) Sub-Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement or agreeing to make payments to limit the expenses which are the responsibility of the Advisor of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to Sub-Advisor hereunder or to continue future payments. Any such reduction will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis.

          (f) Sub-Advisor may waive payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such waiver shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement to waive payment of any future compensation or reimbursement due to Sub-Advisor hereunder.

     8. NO SHORTING; NO BORROWING. Sub-Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of Sub-Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. Sub-Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit.

     9. CONFLICTS WITH TRUST'S GOVERNING DOCUMENTS AND APPLICABLE LAWS. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund. In this connection, Sub-Advisor acknowledges that the Advisor and the Trust's Board of Trustees retain ultimate plenary authority over the Fund, including the Allocated Portion, and may take any and all actions necessary and reasonable to protect the interests of shareholders.

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     10. REPORTS AND ACCESS. Sub-Advisor agrees to supply such information to the Advisor and to permit such compliance inspections by the Advisor or the Fund as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees, provided that the content and format of any requested reports and materials shall be determined by Sub-Advisor.

     11. REFERENCE TO SUB-ADVISOR. The Advisor and its affiliates shall not make any reference to or use the name of Sub-Advisor, except references concerning the identity of and services provided by the Sub-Advisor to the Fund, which references shall not differ in substance from those included in the Fund's prospectus, in any advertisement or promotional material, without the prior approval of Sub-Advisor, which approval shall not be unreasonably withheld or delayed. The Advisor agrees to make all reasonable efforts to cause the Fund and any affiliate thereof to satisfy the foregoing obligation.

     12. STANDARD OF CARE, LIABILITY AND INDEMNIFICATION.

          (a) Sub-Advisor shall exercise reasonable care and prudence in fulfilling its obligations under this Agreement.

          (b) Sub-Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements furnished by Sub-Advisor for use by the Advisor in the Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials) that pertain to Sub-Advisor and the investment of the Allocated Portion. Sub-Advisor shall have no responsibility or liability with respect to other disclosures or any information which Sub-Advisor did not itself furnish for use by the Advisor.

          (c) Sub-Advisor shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any investment made by Sub-Advisor in violation or breach of any of its duties as set forth in Section 2 hereof. Any such loss may be offset by any similarly incurred gains.

          (d) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of Sub-Advisor, Sub-Advisor shall not be subject to liability to the Advisor, the Trust, or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained, whether realized or unrealized, in the purchase, holding or sale of any security by the Fund solely as a result of market performance.

          (e) (i) Each party to this Agreement (as an "Indemnifying Party"), including the Trust on behalf of the Fund, shall indemnify and hold harmless the other party and the shareholders, directors, officers, and employees of the other party (any such person, an "Indemnified Party") against any loss,

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liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the Indemnifying Party's performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

               (ii) If indemnification is to be sought hereunder, then the Indemnified Party shall promptly notify the Indemnifying Party of the assertion of any claim or the commencement of any action or proceeding in respect thereof; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may otherwise have to the Indemnified Party provided such failure shall not affect in a material adverse manner the position of the Indemnifying Party or the Indemnified Party with respect to such claim. Following such notification, the Indemnifying Party may elect in writing to assume the defense of such action or proceeding and, upon such election, it shall not be liable for any legal costs incurred by the Indemnified Party (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Indemnifying Party has failed to provide counsel reasonably satisfactory to the Indemnified Party in a timely manner or (ii) counsel which has been provided by the Indemnifying Party reasonably determines that its representation of the Indemnified Party would present it with a conflict of interest.

               (iii) Advisor shall indemnify and hold harmless Sub-Advisor and its shareholders, directors, officers, and employees against any loss, liability, claim, damage, or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising out of the actions of any of the investment managers of the Fund other than the Sub-Advisor.

               (iv) The provisions of this paragraph 11(e) shall not apply in any action where the Indemnified Party is the party adverse, or one of the parties adverse, to the other party.

          (f) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or officer of the Advisor or Sub-Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

     13. NON-EXCLUSIVITY; TRADING FOR SUB-ADVISOR'S OWN ACCOUNT.

          (a) The Advisor's employment of Sub-Advisor is not an exclusive arrangement. The Advisor anticipates that it will employ other individuals or entities to furnish it with the services provided for herein. Likewise, Sub-Advisor may act as investment advisor for any other person, and shall not in any way be limited or restricted from buying, selling, or trading any securities

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for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that Sub-Advisor expressly represents that it will undertake no activities which are intended to adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that Sub-Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act. Sub-Advisor has provided a copy of its current code of ethics to the Board of Trustees of the Trust, and shall promptly provide a copy of any revisions to such code which it adopts during the term of this Agreement to the Board of Trustees of the Fund. Nothing in this Agreement shall impose upon Sub-Advisor any obligation to purchase or sell or to recommend for purchase or sale, with respect to the Fund, any security which the Sub-Advisor, or its shareholders, directors, officers, employees or affiliates may purchase or sell for its or their own account(s) or for the account of any other client.

          (b) Advisor understands and agrees that Sub-Advisor's management of the Allocated Portion is not intended to replicate any other fund or account managed by Sub-Advisor and that the performance of the Allocated Portion may differ from the performance of other accounts managed by Sub-Advisor, including those with similar investment objectives.

     14. TERM.

          (a) This Agreement shall become effective at the time the Fund commences operations pursuant to an effective amendment to the Trust's registration statement under the Securities Act of 1933, and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval, and (iii) the Advisor. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

          (b) Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use Sub-Advisor's name or any other name connected with Sub-Advisor in any advertisement or promotional material for the Fund unless any such use is approved by Sub-Advisor in writing.

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     15. TERMINATION; NO ASSIGNMENT.

          (a) This Agreement may be terminated by the Advisor, the Sub-Advisor, or the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days' written notice to the Sub-Advisor, and by the Sub-Advisor upon sixty (60) days' written notice to the Fund. In the event of a termination, Sub-Advisor shall cooperate in the orderly transfer of the Fund's affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by Sub-Advisor on behalf of the Fund.

          (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

     16. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     17. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.


LITMAN/GREGORY FUND                     FRANKLIN MUTUAL ADVISERS, LLC
ADVISORS, LLC


By: ________________________________    By: _________________________________
    John M. Coughlan
    Chief Operating Officer


As a Third Party Beneficiary,


MASTERS' SELECT FUNDS TRUST
on behalf of
THE MASTERS' SELECT VALUE FUND


By: ___________________________
    John M. Coughlan
    Treasurer

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